EXHIBIT 1
                                                                       ---------



                         PACKAGING DYNAMICS CORPORATION

                             STOCKHOLDERS AGREEMENT

         This Stockholders Agreement (this "Agreement") is entered into as of July 1, 2002 (the "Effective Date"), among Packaging Dynamics Corporation, a Delaware corporation (the "Company"), DCBS Investors, L.L.C., a Delaware limited liability company ("DCBS"), CB Investors, L.L.C., a Delaware limited liability company ("CB"), and Packaging Investors, L.P., a Delaware limited partnership ("Packaging Investors" and together with DCBS and CB, collectively, the "Stockholders").

         The Company and the Stockholders desire to enter into an agreement concerning, INTER ALIA, the continuity of management of the Company and the disposition by the Stockholders of the shares of common stock of the Company.

         In consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       DEFINITIONS.

         The following terms shall have the following definitions for the purposes of this Agreement:

         "Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall at that time be in effect.

         "Affiliate" of any person or entity is any other person or entity controlling, controlled by or under common control with such person or entity.

         "Board" means the Board of Directors of the Company.

         "Closing Date" means the date of the closing of the Merger (as such term is defined in the Agreement and Plan of Merger, dated March 18, 2002, by and among Alcoa Inc., AI Merger Sub Inc. and Ivex Packaging Corporation).


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         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Company's common stock, par value $.01 per share, as constituted on the date hereof, any stock into which such common stock shall have been changed or any stock resulting from any reclassification of such common stock, and all other stock of any class or classes (however designated) of the Company, the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares entitled to preference.

         "GAAP" means the generally accepted accounting principles in the United States of America which are applicable on the date hereof.

         "Person" means an individual, partnership, corporation, trust or unincorporated organization or a government or a political subdivision thereof.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof, among the Stockholders and the Company.

         "Shares" means shares of Common Stock.

         "subsidiary" means any corporation, partnership or other entity or organization of which a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, is directly or indirectly owned or controlled by the Company, by any one or more subsidiaries, or by the Company and one or more subsidiaries.

         2. COVENANTS REGARDING DISPOSITION OF SHARES BY THE STOCKHOLDERS. Each Stockholder agrees that prior to making any voluntary disposition of any Shares (other than a disposition to the Company, another Stockholder or pursuant to an effective registration statement under the Act as permitted by the Registration Rights Agreement), such Stockholder will give written notice to the Company, describing the manner of such proposed disposition. Each Stockholder further agrees that such proposed disposition will not be effected until:

         (a) the Company has notified such Stockholder that either: (i) in the opinion of counsel reasonably acceptable to the Company, no registration of such Shares under that Act is


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

required in connection with such proposed disposition; or (ii) a registration statement under the Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Act; and

         (b) the Company has notified such Stockholder that either: (i) in the opinion of counsel reasonably acceptable to the Company no registration or qualification under the securities or "blue sky" laws of any state is required in connection with such proposed disposition; or (ii) compliance with applicable state securities or "blue sky" laws has been effected.

         The Company will use its best efforts to respond to any such notice from the Stockholder within fifteen (15) days after receipt thereof.

         In the case of any proposed disposition under this Section 2, the Company will use its best efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified to do business or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 2 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other Section of this Agreement.

         3. LEGEND ON STOCK CERTIFICATES. Each certificate representing Shares which are subject to this Agreement shall be endorsed with the following legend (in addition to any legend required by applicable state securities or "blue sky" laws):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NO SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNLESS EFFECTED IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND THE RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT DATED AS OF JULY 1, 2002, AND ANY AMENDMENTS THERETO, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT."

         Any stock certificate issued at any time in exchange or


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substitution for any certificate bearing such legend (except a new certificate issued upon the completion of a public distribution of securities of the Company represented thereby) shall also bear such legend, unless in the opinion of counsel, reasonably acceptable to the Company, the Shares represented thereby need no longer be subject to restrictions contained in Section 2 of this Agreement. The Company agrees that it will not transfer on its books any certificate for Shares in violation of the provisions of this Agreement.

         4.       TRANSFER RESTRICTIONS ON SHARES.

         (a) CERTAIN TRANSFERS OF SHARES VOID. Each Stockholder agrees that such Stockholder will not sell, transfer or dispose of (hereinafter collectively called "transfer") any Shares or any stock certificate representing the same now or hereafter at any time owned by such Stockholder without complying with the provisions of Section 4(b), (c) and (d) of this Agreement; PROVIDED, HOWEVER, that nothing contained in Sections 4(b), 4(c) or 4(d) shall prevent or restrict a Stockholder from distributing, from time to time, its Shares to its members, partners or stockholders, as the case may be. Any transfer of the Shares in violation of this subsection (a) shall be void AB INITIO.

         (b)      RIGHT OF FIRST REFUSAL TO PURCHASE COMMON STOCK.

                  (i) TRANSFER NOTICE. If DCBS or CB desires to sell for cash all or any portion of its Shares to any Person (other than to the Company, another Stockholder, an Affiliate, pursuant to Rule 144, pursuant to an effective registration statement under the Act or to its members, partners or stockholders) (a "Third-Party Purchaser") pursuant to a bona-fide offer from such Third-Party Purchaser, the selling Stockholder (the "Selling Stockholder") shall give written notice (the "Transfer Notice") to the Company and to Packaging Investors setting forth such desire and the cash price of such Shares (the "Offered Shares").

                  (ii) COMPANY OPTION. Upon the giving of such Transfer Notice, the Company shall have the first option (but not the obligation) to purchase all, but not less than all, of the Offered Shares at the cash price specified in the Transfer Notice by giving a written notice (the "Election Notice") to the Selling Stockholder and Packaging Investors within fifteen (15) days after the date of the Transfer Notice. The failure by the Company to deliver the Election Notice within fifteen (15) days after the date of the Transfer Notice shall operate as a waiver


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of the Company's rights under this Section 4(b)(ii).

                  (iii) PACKAGING INVESTORS OPTION. If the Company fails to deliver the Election Notice within fifteen (15) days after the date of the Transfer Notice, then Packaging Investors shall have the right (but not the obligation) to purchase all, but not less than all, of the Offered Shares at the cash price specified in the Transfer Notice by giving a written notice (the "Second Election Notice") to the Selling Stockholder and the Company within fifteen (15) days after the earlier to occur of (A) the Company expressly declines in writing to purchase the Offered Shares pursuant to Section 4(b)(ii), and (B) the expiration of the 15-day period immediately following the date of the Transfer Notice. The failure of Packaging Investors to deliver the Second Election Notice within such fifteen (15) day period shall operate as a waiver of Packaging Investors' rights under this Section 4(b)(iii).

                  (iv) PURCHASE AND Sale. If the Company or Packaging Investors elects to purchase the Offered Shares, it shall be obligated to purchase, and the Selling Stockholder shall be obligated to sell, such Shares. The closing of such purchase and sale shall be held at the principal executive offices of the Company at such time as may be mutually acceptable to the Selling Stockholder and the Company or Packaging Investors, as the case may be (or on the fortieth (40th) day after the date of the Transfer Notice in the event no mutually acceptable date is agreeable to the parties).

                  (v) SALE TO THIRD-PARTY Purchaser. If neither the Company nor Packaging Investors exercises its right to purchase the Offered Shares pursuant to Section 4(b), the Selling Stockholder shall have the right to sell the Offered Shares to the Third-Party Purchaser at a price equal to or greater than the price set forth in the Transfer Notice, provided, that in the event the Selling Stockholder does not sell such Offered Shares at a price equal to or greater than the price set forth in the Transfer Notice within ninety (90) days after the date of the Transfer Notice, then the Offered Shares shall continue to be subject to the terms of this Agreement as if no Transfer Notice had been given.

                  (vi) SUBSEQUENT NOTICES. NEITHER The Company's nor Packaging Investors' failure to exercise any rights under this Section 4(b) shall constitute a waiver of its rights to receive a Transfer Notice with respect to any subsequent proposed transfer to a Third-Party Purchaser.


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

         (c) DRAG-ALONG RIGHT. If, at any time prior to the complete distribution by DCBS and CB of their Shares to their respective members, Packaging Investors desires to sell for cash all of its Shares to a Third-Party Purchaser, then Packaging Investors shall have the right to require DCBS and CB to sell all of the Shares then owned by them to such Third-Party Purchaser in connection with such sale. Such right shall be exercisable by written notice (a "Buyout Notice") given to each of DCBS and CB which shall state (i) that Packaging Investors proposes to effect the sale of all of its Shares to such Third-Party Purchaser, (ii) the proposed purchase price per Share to be paid by the Third-Party Purchaser, and (iii) the name of the Third-Party Purchaser. Each of DCBS and CB agrees that, upon receipt of a Buyout Notice, each shall be obligated to sell all of the Shares then owned by them upon the terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such Shares in favor of such transaction); PROVIDED, HOWEVER, that DCBS and CB shall be obligated to sell Shares as provided in this Section 4(c) only if each such Stockholder receives the same consideration per share as Packaging Investors.

         (d) TAG-ALONG RIGHT. In the event of a proposed sale or series of related sales (other than pursuant to an effective registration statement under the Act permitted by the Registration Rights Agreement) by Packaging Investors or its Affiliates of Common Stock that represents in the aggregate more than 33.0% of the Shares owned by Packaging Investors on the date hereof (a "Tag-Along Sale") to a Third-Party Purchaser, each of DCBS and CB shall have the right (but not the obligation) (such right, the "Tag-Along Right") to require, as a condition to such sale or sales, Packaging Investors to cause the Third-Party Purchaser to simultaneously purchase the same percentage of Shares then held by such Stockholder as the number of Shares being sold in such sale or sales by Packaging Investors represents to the aggregate number of Shares then held by Packaging Investors (the "Tag-Along Interest") for a per-share amount equal to the per-share amount being paid by the Third-Party Purchaser to Packaging Investors (the "Tag-Along Price"). Prior to completing a Tag-Along Sale, Packaging Investors shall promptly give written notice to DCBS and CB (the "Tag-Along Notice") setting forth the information required in a Transfer Notice. Each of DCBS and CB may exercise its Tag-Along Right by delivering written notice of its election to sell its Shares to Packaging Investors within ten (10) days after receipt of the Tag-Along Notice. Delivery of such notice by DCBS or CB shall


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constitute the agreement of DCBS or CB, as the case may be, to sell its
Tag-Along Interest to the Third-Party Purchaser at the Tag-Along Price and otherwise on the same terms and conditions as apply to the Tag-Along Sale (the "Tag-Along Terms")and the agreement of Packaging Investors to cause the Third-Party Purchaser to purchase DCBS's and CB's Tag-Along Interest at the Tag-Along Price and upon the Tag-Along Terms.

         5.       CORPORATE GOVERNANCE.

         (a)      ELECTION OF DIRECTORS.

                  (i)      NOMINEES.

                           (a)      Until the date on which Packaging Investors
shall cease to own at least 20.0% of the outstanding Shares, at each annual meeting of stockholders of the Company, the Company will nominate or cause to be nominated one (1) individual designated by Packaging Investors (the "PI Designee") for election to the Board.

                           (b)      Until the date on which DCBS and CB shall
cease to own at least 5.0% of the outstanding Shares, at each annual meeting of stockholders of the Company, the Company will nominate or cause to be nominated one (1) individual designated by DCBS (the "DCBS Designee") for election to the Board.

                  (ii)     ELECTION. The Stockholders agree that until the date
(i) on which Packaging Investors shall cease to own at least 20.0% of the outstanding Shares, Packaging Investors, DCBS and CB shall vote any Shares then owned by any of them to nominate and elect the PI Designee as a director of the Company, and (ii) on which DCBS and CB collectively shall cease to own at least 5.0% of the outstanding Shares, Packaging Investors, DCBS and CB shall vote any Shares then owned by any of them to nominate and elect the DCBS Designee as a director of the Company.

                  (iii) REMOVAL. If at any time Packaging Investors or DCBS shall request the right to remove the director or directors nominated by it or to elect or appoint to the Board a nominee or nominees to which it is entitled pursuant to this Section 5, each Stockholder shall vote its Shares at any regular or special meeting and shall take all other actions reasonably necessary to give effect to the provisions of this Section 5.

         (b) CERTAIN ACTIONS REQUIRING SPECIAL APPROVAL. The Company agrees that, until the date on which Packaging Investors


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shall cease to own 33.0% of the outstanding Shares, it shall not engage in any of the following transactions or take any of the following actions except with the consent of Packaging Investors:

                  (i) any creation, incurrence, guarantee, refinancing or assumption of indebtedness by the Company or any subsidiary in excess of $15 million;

                  (ii) any direct or indirect acquisition (whether by merger, combination, lease, exchange or otherwise) of any business, assets (other than the procurement of assets in the ordinary course of business), equity securities or other securities of, or other investment in, or loan or advance to, any person or persons, in each case, by the Company or any subsidiary, in any transaction or in any series of related transactions (other than any loans, advances or contributions to any wholly-owned subsidiary) in any aggregate amount exceeding $10 million;

                  (iii) any transfer of assets valued in excess of or in exchange for consideration valued in excess of $10 million by the Company or any subsidiary in any transaction or any series of related transactions (other than transfers in the ordinary course of business and transfers to a wholly-owned subsidiary);

                  (iv) except pursuant to the Company's 2002 Long-Term Incentive Stock Plan, the issuance by the Company or any subsidiary of any equity securities of the Company or any subsidiary (or any of their respective successors or assigns) (other than in the case of any subsidiary, issuances of equity securities to the Company or a wholly-owned subsidiary) in a public offering or otherwise;

                  (v) any transaction of merger, consolidation, amalgamation, recapitalization or other form of business combination, or any liquidation, winding up or dissolution of the Company or any material subsidiary (other than a merger of any wholly-owned subsidiaries with and into each other or the Company);

                  (vi) the Company or any subsidiary engaging in any business other than any of the businesses conducted by the Company or a subsidiary on the date hereof;

                  (vii) any material amendment to the certificate of incorporation or by-laws (or any similar constituent documents, including, without limitation, any partnership agreement or


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limited liability company agreement) of the Company or any subsidiary;

                  (viii) any dividend or distribution with respect to, or any redemption or repurchase of, any equity securities of the Company;

                  (ix) except as provided in any applicable Annual Budget (as hereinafter defined), any individual or series of related expenditures, commitments, obligations or agreements by the Company or any subsidiary in excess of $5 million;

                  (x) any material transaction or series of related transactions between the Company or any subsidiary, on the one hand, and any party to this Agreement or any Affiliate of such party, on the other hand;

                  (xi) the adoption of any annual budget of the Company prepared for the Company and its subsidiaries for a succeeding fiscal year (an "Annual Budget") which is materially inconsistent with the Annual Budget then in effect, or any material amendment to any such Annual Budget in any fiscal year; or

                  (xii) the entry into any agreement or arrangement to do any of the foregoing.

The Company and the Stockholders acknowledge and agree that: (i) Packaging Investors may exercise the foregoing special approval rights in its sole and absolute discretion; (ii) in exercising such rights, Packaging Investors is not a fiduciary to the Company or its stockholders and assumes no fiduciary duties to the Company or its stockholders; (iii) in exercising such rights, Packaging Investors may act solely in its best interest even if same may be contrary to the interests of the Company and its other stockholders and constituents; and
(iv) such special approval rights are separate and apart from any approval of the Board (including, without limitation, any designee of Packaging Investors thereon) to accomplish any of the foregoing.

         (c) FINANCIAL STATEMENTS. The Company shall furnish or cause to be furnished to the holders of Common Stock (i) within 45 days after the close of each of the first three quarters of each fiscal year of the Company and within 90 days after the close of each fiscal year of the Company (a) a consolidated balance sheet of Company as of the end of each such quarter or fiscal year, as the case may be, all in reasonable detail and, in the case of such quarterly financial statements, duly certified (subject to year-end audit adjustments) by the chief financial officer of Company as having been prepared in accordance with GAAP consistently applied, and in the case of annual financial statements, certified by independent public accountants of recognized standing, and (b) consolidated statements of income and cash flow of Company, all in reasonable detail and, in the case of such quarterly financial statements, duly certified


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(subject to year-end audit adjustments) by the chief financial officer of
Company as having been prepared in accordance with GAAP consistently applied and, in the case of annual financial statements, certified by independent public accountants of recognized standing, and (ii) other information as any such Stockholder may reasonably request.

         6. SPECIFIC PERFORMANCE. In the event of a breach or threatened breach of the terms, covenant and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

         7.       MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law.

         (b) ENTIRE AGREEMENT; AMENDMENTS. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the parties hereto. Notwithstanding anything in this Agreement to the contrary, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, the Stockholders shall be valid and binding upon any and all persons or entities who may, at any time, have or claim and rights under or pursuant to this Agreement in respect of the Shares originally acquired by such Stockholder.

         (c) WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Notwithstanding anything in this Agreement to the contrary, any waiver, consent or other instru-


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

ment under or pursuant to this Agreement signed by, or binding upon, a Stockholder shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Shares originally acquired by each Stockholder.

         (d) ASSIGNMENTS; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned except as otherwise expressly provided herein.

         (e) SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as in any such invalid or unenforceable provision were not contained herein.

         (f) HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

         (g) FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         (h) GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

         (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         (j) NOTICES. All notices or other communications provided for herein shall be in writing and shall be deemed duly given and received (i) on the third (3rd) business day after the date of the mailing thereof by prepaid, registered or certified mail, return receipt requested, (ii) the first (1st) business day after the date of deposit thereof with a reputable overnight courier service, or (iii) when delivered personally as follows:

                  (i)      if to the Company, at the address listed below its


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signature, or at such other place as the Company shall have designated by written notice as herein provided to the Stockholders; and

                  (ii) if to the Stockholders, at the address listed below such Stockholder's signature, or at such other place as the Stockholder shall have designated by written notice as herein provided to the Company.





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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Stockholders Agreement as of the date first above written.


                                   PACKAGING DYNAMICS CORPORATION

                                   By:  /s/ Phillip D. Harris
                                        ---------------------------------------
                                        Name:   Phillip D. Harris
                                        Title:  President and CEO

                                   PACKAGING DYNAMICS CORPORATION
                                   3900 West 43rd Street
                                   Chicago, Illinois 60632
                                   Telephone: (773) 254-8000
                                   Telecopy: (773) 254-8204
                                   Attention:   Chief Executive Officer


                                   DCBS INVESTORS, L.L.C.

                                   By:  /s/ Frank V. Tannura
                                        ---------------------------------------
                                        Name:   Frank V. Tannura
                                        Title:  Managing Member

                                   DCBS INVESTORS, L.L.C.
                                   c/o Packaging Dynamics Corporation
                                   3900 West 43rd Street
                                   Chicago, Illinois 60632
                                   Telephone: (773) 254-8000
                                   Telecopy: (773) 254-8204
                                   Attention:   Frank V. Tannura
                                                G. Douglas Patterson


                                                        [Stockholders Agreement]

                                   CB INVESTORS, L.L.C.


                                   By:  DCBS INVESTORS, L.L.C.

                                   By:  /s/ Frank V. Tannura
                                        ---------------------------------------
                                        Name:   Frank V. Tannura
                                        Title:  Managing Member

                                   CB INVESTORS, L.L.C.
                                   c/o Packaging Dynamics Corporation
                                   3900 West 43rd Street
                                   Chicago, Illinois 60632
                                   Telephone: (773) 254-8000
                                   Telecopy: (773) 254-8204
                                   Attention:   Frank V. Tannura
                                                G. Douglas Patterson


                                   PACKAGING INVESTORS, L.L.C.


                                   By:  /s/ Kevin G. Levy
                                        ---------------------------------------
                                        Name:   Kevin G. Levy
                                        Title:  Vice President of Group III 31,
                                                LLC, General Partner

                                   PACKAGING INVESTORS, L.P.
                                   201 Main Street, Suite 3100
                                   Fort Worth, Texas 76102
                                   Telephone: (817) 390-8500
                                   Telecopy:  (817) 338-2067
                                   Attention:   Kevin G. Levy


                                                        [Stockholders Agreement]